MASSELLA & ASSOCIATES, CPA, PLLC
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

October 4, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C.  20549

To whom it may concern:

We have read the statements made by StrikeForce Technologies, Inc. (Commission File No. 333-122113) which we understand will be filed with the Commission, pursuant to Item 4.01, as part of the Company's Form 8-K report dated October 4, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Massella & Associates, CPA, PLLC

Massella & Associates, CPA, PLLC

485 UNDERHILL BLVD., SUITE 100, SYOSSET, NY  11791-3434 ▪ TEL: (516) 682-0101 ▪ FAX: (516) 682-0440

Registered with the Public Company Accounting Oversight Board
Members of the American institute of Certified Public Accountants and New York State Society  of Certified Public Accountants